Exhibit 10.56.3

2004 Genworth Financial, Inc.

Omnibus Incentive Plan

Stock Option Award Agreement

U.S. Award Agreement

Dear [Optionee]:

Congratulations on your selection as a Participant in the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”). This Award Agreement and the Plan together govern your rights under this Award and set forth all of the conditions and limitations affecting such rights. Unless the context otherwise requires, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

1.	Grant. You are hereby granted Stock Options. The Stock Options are nonqualified stock options. Each Stock Option entitles you to purchase from the Company one Share at the exercise price per Stock Option set forth below and in accordance with the terms and conditions of this Award Agreement, the Plan, and any rules and procedures adopted by the Committee.

a. Grant Date. [Grant Date.]

b. Number of Stock Options. [Number of Options.]

c. Exercise Price per Stock Option. [Exercise Price.]

d. Vesting Dates. The Stock Options shall not provide you with any rights or interests therein until the Stock Options vest and become exercisable. [Vesting Dates.]

e. Expiration Date(s). [Expiration Date(s).]

2.	Vesting, Exercisability and Expiration Date. The Stock Options shall vest and become exercisable only on and after the vesting dates, and shall expire on the expiration date, except as follows:

a. Employment Termination Due to Death. If your service with the Company and its Affiliates terminates as a result of your death, then any unvested Stock Options as of the date of your death shall immediately vest and become exercisable upon such death, and any unexercised Stock Options shall expire on the later of (i) the expiration date or (ii) twenty-four (24) months after the date of your death.

b. Employment Termination Due to Transfer of Business to Successor Employer. If your service with the Company and its Affiliates terminates as a result of employment by a successor employer to which the Company has transferred a business operation, then any unvested Stock Options shall continue to vest and become exercisable in accordance with the vesting dates, and any vested and unexercised Stock Options shall expire on the earlier of (i) five (5) years after the date of such termination of service or (ii) the expiration date; provided, however, that if you die less than twenty-four (24) months before the earlier of such dates, then any unvested Stock Options as of the date of your death shall immediately vest and become exercisable upon such death, and any unexercised Stock Options shall not expire until twenty-four (24) months after the date of your death.

c. Employment Termination Less Than One Year After Grant Date. If your service with the Company and its Affiliates terminates for any reason other than death or due to the transfer of a business operation of the Company to a successor employer before the first anniversary of the grant date, then the Stock Options, whether or not vested and exercisable as of the date of such termination, shall immediately expire upon such termination.

d. Employment Termination More Than One Year After Grant Date. If, on or after the first anniversary of the grant date, your service with the Company and its Affiliates terminates as a result of any of the reasons set forth below, each as defined below or determined in accordance with rules adopted by the Committee, then the vesting dates and expiration date shall be automatically adjusted as provided below:

(i)	Termination for Retirement or Total Disability. If (a) your service with the Company and its Affiliates terminates as a result of your voluntary resignation on or after you have attained age sixty (60) and accumulated five (5) or more years of combined and continuous service with the Company, General Electric Company and any of their Affiliates, or (b) your service with the Company and its Affiliates terminates as a result of your Disability, then any unvested Stock Options as of the date of such termination shall immediately vest and become exercisable upon such termination, and any unexercised Stock Options shall expire on the expiration date; provided, however, that if you die less than twenty-four (24) months before the expiration date, then any unexercised Stock Options shall not expire until twenty-four (24) months after the date of your death. For purposes of this Award Agreement, “Disability” shall mean a permanent disability that would make you eligible for benefits under the long-term disability program maintained by the Company or any of its Affiliates (without regard to any time period during which the disabling condition must exist) or in the absence of any such program, such meaning as the Committee shall determine.

(ii)	Voluntary Termination or Termination for Cause. If your service with the Company and its Affiliates terminates as a result of your voluntary termination prior to your attainment of age sixty (60) and accumulation of five (5) or more years of combined and continuous service with the Company, General Electric Company and any of their Affiliates, or termination for Cause, then the Stock Options, whether or not vested and exercisable as of the date of such termination, shall immediately expire upon such termination. For purposes of this Award Agreement, “Cause” shall mean (i) your willful and continued failure to substantially perform your duties with the Company and its Affiliates (other than any such failure resulting from your Disability); (ii) your willful engagement in conduct (other than conduct covered under clause (i) above) which is injurious to the Company and/or its Affiliates, monetarily or otherwise; or (iii) your violation of material Company or Affiliate policy, or your breach of noncompetition, confidentiality, or other restrictive covenant with respect to the Company or any of its Affiliates, that applies to you; provided, however, that for purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that the act, or failure to act, was in the best interests of the Company and/or its Affiliates.

(iii)	Termination for Layoff. If your service with the Company and its Affiliates terminates as a result of a Layoff, then the Stock Options covered by the first installment of this Award Agreement shall immediately vest and become exercisable on the date of such termination if they are not already vested and exercisable, and any vested and unexercised Stock Options as of the date of such termination shall expire on the earlier of (i) one (1) year after the date of such termination of service or (ii) the expiration date; provided, however, that if you die before the earlier of such dates, then vested and unexercised Stock Options as of the date of such termination shall not expire until twenty-four (24) months after the date of your death; and provided, further, that in no event shall the Stock Options covered by the second or later installments of this Award Agreement vest and become exercisable if they were not vested and exercisable as of the date of such termination of service. For purposes of this Award Agreement, “Layoff” shall mean a job loss due to any reduction in the work force of indefinite duration.

(iv)	Termination Due to Other Reasons. If your service with the Company and its Affiliates terminates for any other reason, and you and the Company have not entered into a written agreement explicitly providing otherwise in accordance with rules and procedures adopted by the Committee, then any unvested Stock Options as of the date of such termination shall immediately expire upon such termination, and vested and unexercised Stock Options as of the date of such termination shall expire on the earlier of (i) three (3) months after the date of such termination of service or (ii) the expiration date; provided, however, that if you die before the earlier of such dates, then any vested and unexercised Stock Options as of the date of such termination shall not expire until twenty-four (24) months after the date of your death.

3.	Change of Control. Notwithstanding anything herein to the contrary, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or stock exchange on which the Shares are listed:

a. Upon the occurrence of a Change of Control in which the Successor Entity fails to Assume and Maintain this Award of Stock Options, the Stock Options shall fully vest and become exercisable as of the effective date of the Change of Control; an amount determined below shall be distributed or paid to you within thirty (30) days following the effective date of the Change of Control in cash, Shares, other securities, or any combination, as determined by the Committee; and the Stock Options shall thereafter terminate.

b. If a Change of Control occurs and the Successor Entity Assumes and Maintains this Award of Stock Options, and if your service with the Company and its Affiliates is terminated by the Company or one of its Affiliates without Cause (other than such termination resulting from your death or Disability) or by you for Good Reason within twelve (12) months following the effective date of the Change of Control, then the Stock Options shall fully vest and become exercisable as of the date of such termination of service; an amount determined below shall be distributed or paid to you within thirty (30) days following the date of such termination of service in cash, Shares, other securities, or any combination, as determined by the Committee; and the Stock Options shall thereafter terminate.

The amount distributed or paid to you pursuant to this paragraph 3 shall equal the excess of the Fair Market Value of one Share over the Stock Option exercise price, with such excess multiplied by the number of such Stock Options, as of (i) the effective date of the Change of Control in the case of subparagraph a. above or (ii) the date of such termination of service in the case of subparagraph b. above.

For purposes of this Award Agreement, “Good Reason” shall mean any reduction in the aggregate value of your compensation (including base salary and bonus), or a substantial reduction in the aggregate value of benefits provided to you; provided, however, that Company-initiated across-the-board reductions in compensation or benefits affecting substantially all employees shall alone not be considered Good Reason.

4.	Method of Exercise. You, or your representative upon your death, may exercise the vested portion Stock Options at any time prior to the expiration of such Stock Options.

a. How to Exercise. The Stock Options hereby granted shall be exercised by written notice to the Vice President-Compensation and Benefits, or by such other means as the Committee shall prescribe. At or before issuance by the Company of the Shares to you pursuant to exercise of the Stock Options, you shall either (i) make payment to the Company of an amount equal to the exercise price of such Shares in United States dollars, or the equivalent thereof acceptable to the Company, or (ii) subject to the approval of the Committee, you may be permitted to exercise pursuant to a broker-assisted “cashless exercise” procedure, as permitted under the Federal Reserve Board’s Regulation T, subject to securities law restrictions, or (iii) by any other means which the Committee, in its sole discretion, determines to be consistent with the Plan’s purpose and applicable law. Under a “cashless exercise,” you would receive the net number of Shares after taking into account both the exercise price and any required tax withholding. No fractional Shares shall be issued or delivered. Fractional Shares shall be paid out in cash.

b. Who Can Exercise. Except as provided in the Plan, during your lifetime, the Stock Options shall be exercisable only by you. No assignment or transfer of the Stock Options, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or as otherwise required by applicable law, shall vest in the assignee or transferee any interest whatsoever. Upon your death, your estate (or the beneficiary that receives the Stock Options under your will) may exercise the vested Stock Options.

c. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require you or your beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.

d. Share Withholding. With respect to withholding required upon any taxable event arising as a result of the Stock Options granted hereunder, you may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. All such elections shall be irrevocable, made in writing, signed, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

5.	Nontransferability. The Stock Options awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of the Stock Options is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon the Stock Options, your right to such Stock Options shall be immediately forfeited to the Company, and this Award Agreement shall be null and void.

6.	Requirements of Law. The granting of the Stock Options and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Stock Options shall be null and void to the extent the grant of the Stock Options or exercise thereof is prohibited under the laws of the country of your residence.

7.	Administration. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

8.	Continuation of Employment. This Award Agreement shall not confer upon you any right to continuation of employment by the Company or any of its Affiliates, nor shall this Award Agreement interfere in any way with the Company’s or any of its Affiliate’s right to terminate your employment at any time.

9.	Plan; Prospectus and Related Documents.

a. A copy of the Plan will be furnished upon written or oral request made to the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or telephone (804) 281-6000.

b. As required by applicable securities laws, the Company is delivering to you a prospectus in connection with this Award, which delivery is being made electronically. You can access the prospectus on the Company’s intranet via the following web address: http://welcometo.genworth.net/PlanProspectus. The prospectus includes the Company’s prospectus, filed on May 25, 2004, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which can also be accessed at the foregoing web address. A paper copy of the prospectus may also be obtained without charge by contacting the Human Resources Department at the address or telephone number listed above.

c. You are hereby notified that in the future the Company will deliver to you electronically a copy of the Company’s Annual Report to Stockholders for each fiscal year, as well as copies of all other reports, proxy statements and other communications distributed to the Company’s stockholders. Each of the documents referenced in this subparagraph c. may be accessed by going to the Company’s website at www.genworth.com and clicking on “Investor Info” and then “SEC Filings” (or, if the Company changes its web site, by accessing such other web site address(es) containing investor information to which the Company may direct you in the future) and will be deemed delivered to you upon posting or filing by the Company. Upon written or oral request, paper copies of these documents (other than certain exhibits) may also be obtained by contacting the Company’s Human Resources Department at the address or telephone number listed above or by contacting the Investor Relations Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or telephone (804) 281-6000.

10.	Amendment, Modification, Suspension, and Termination. The Board of Directors shall have the right at any time in its sole discretion, subject to certain restrictions, to alter, amend, modify, suspend, or terminate the Plan in whole or in part, and the Committee shall have the right at any time in its sole discretion to alter, amend, modify, suspend or terminate the terms and conditions of any Award; provided, however, that no such action shall adversely affect in any material way your Award without your written consent.

11.	Applicable Law. The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law.

12.	Entire Agreement. This Award Agreement, the Plan, and the rules and procedures adopted by the Committee contain all of the provisions applicable to the Stock Options and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you.

13.	Agreement to Participate. If you do not wish to participate in the Plan and be subject to the provisions of this Award Agreement, please contact the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or at (804) 281-6000, within thirty (30) days of receipt of this Award Agreement. If you do not respond within thirty (30) days of receipt of this Award Agreement, the Award Agreement is deemed accepted. If you choose to participate in the Plan, you agree to abide by all of the governing terms and provisions of the Plan and this Award Agreement.

Additionally, by agreeing to participate, you acknowledge that you have reviewed the Plan and this Award Agreement, and you fully understand all of your rights under the Plan and this Award Agreement, the Company’s remedies if you violate the terms of this Award Agreement, and all of the terms and conditions which may limit your eligibility to retain and receive the Stock Options and/or Shares issued pursuant to the Plan and this Award Agreement.

Please refer any questions you may have regarding your Stock Options grant to your local Human Resources Manager.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.